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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

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    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          MAUNA LOA MACADAMIA PARTNERS, L.P.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                               PROPOSED MERGER OF
                       MAUNA LOA MACADAMIA PARTNERS L.P.
                           AND C. BREWER HOMES, INC.

Dear Investor:
Mauna Loa Macadamia Partners L.P. is now soliciting your vote for the proposed merger of Mauna Loa Partners and C. Brewer Homes. Below we have provided you with answers to commonly asked questions. Please call 800-478-2605 if you have additional questions or need help filling out the proxy. We have enclosed a duplicate proxy in the event you have misplaced the original.

                             QUESTIONS AND ANSWERS

1.  WHY IS MAUNA LOA PARTNERS ACQUIRING CBHI?

   Mauna Loa Partners has been successful since 1986 in the macadamia farming business. However, management believes that the prospects for growth from existing assets are limited. Management has attempted to acquire additional macadamia nut orchards, but has been unable to locate quality orchards at favorable prices. The Managing Partner's Board of Directors has decided that unitholder value can be enhanced if the business expands beyond the macadamia industry.

   Management also believes that the stock market has undervalued Partnership units. For example, Partnership units have generally traded below book value, and at low earnings multiples. Management believes that part of the reason for this is that the company is too small to be followed by financial analysts, and is generally unknown by the investment community. Management therefore believes the Partnership should more aggressively pursue investment opportunities and gain size and growth opportunities to interest financial analysts.

   The acquisition of CBHI is an important first step in this growth strategy, and offers several potential benefits to the Partnership. First, the Partnership believes the acquisition of CBHI will expand market interest in the combined company. Second, the acquisition will diversify business activities and risks, such as falling macadamia prices, orchard disease, windstorms, and drought. Most important, the Managing Partner believes the Partnership is paying a favorable price for CBHI. The Partnership's investment advisor, Jefferies & Company, used many different approaches in evaluating CBHI, the Partnership and the merger. We believe that Jefferies' analyses--discussed in detail in the proxy statement--plainly demonstrate that the merger price is attractive for the Partnership.
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2.  WILL THE DISTRIBUTION BE REDUCED? WILL IT COVER MY FEDERAL TAXES?

   It is likely that in the near term distributions will be reduced, compared to the status quo. The Partnership is changing its strategy and is attempting to grow its business. If the merger occurs, the Partnership will be reinvesting a portion of its cash flow in the newly acquired CBHI business, and may also invest cash in potential future acquisitions. The Managing Partner believes this strategy will ultimately create and deliver more value to the unitholders.

   The Managing Partner has tentatively adopted a distribution policy that will apply after the merger. Under that policy, the Partnership would make cash distributions once a year, by April 15. Distribution amounts would be set so they at least cover the average unitholder's federal income taxes on Partnership net income for the prior year. This policy won't assure that distributions will cover your federal income tax liabilities. Each unit is entitled to receive an equal amount of distributions. However, the amount of taxable income allocable to each unit varies, depending on such factors as the purchase price paid by the unitholder and the effect of subsequent issuances of units (including units issued in the CBHI merger). Further, not all unitholders are in the same federal income tax bracket.

   Under the tentative distribution policy, the Partnership will estimate the amounts of taxable income allocable to each unit, then take an average of these amounts. This average will then be multiplied by 40% (since the maximum federal income tax bracket is presently 39.6%). For example, if estimated average taxable income is $0.25 per unit, the minimum distribution would be $0.10 per unit. Thus, distributions are expected to cover the federal tax liability for at least half of the Partnership units. (Average taxable net income is not the same as the income reported on the Partnership's financial statements. It could be higher or lower than that amount.)

3.  ISN'T THERE A RELATIONSHIP BETWEEN MAUNA LOA PARTNERS AND CBHI?

   Yes, Mr. Buyers and Mr. Lucien are directors of both companies. In addition, a large portion of the CBHI stock is owned by shareholders of Buyco, the parent company of the Managing Partner.

   However, it should be noted that the merger was negotiated by the independent directors of CBHI and the Partnership. Mr. Buyers and Mr. Lucien also abstained from the votes by the Boards of both companies. In addition, completion of the merger is entirely dependent on the vote of the unitholders. The stockholders of Buyco and its affiliates do not control that vote, since they own only about 2.5% of the Partnership's units.

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4.  ISN'T IT TRUE THAT THE HAWAII ECONOMY IS CURRENTLY WEAK?

   Yes, the Hawaii economy has been weak throughout the 1990's and, in general, the real estate market has been weak, with a long period of declining prices. The Hawaii economy is also strongly influenced by the economies of Asia, particularly Japan.

   The real estate market in Hawaii is highly cyclical. The CBHI properties are residential properties that are targeted to local residents. The Managing Partner took the Hawaii economy's current weakness into account in evaluating the CBHI properties. It concluded the price being paid for CBHI will permit successful execution of our new strategy in current recession conditions and can be very successful if the local economy improves.

5.  ARE THERE ANY SAVINGS ASSOCIATED WITH COMBINING THESE TWO COMPANIES?

   There should be general and administrative savings associated with combining these businesses. For example, one position of chief financial officer will be eliminated; NASDAQ fees and Delaware franchise taxes for Homes will be eliminated; SEC reports will only be filed for one company; and one set of reports to shareholders will be eliminated. In addition, the Managing Partner believes the interest rate on borrowings by the combined company will be less than that CBHI would otherwise have to pay as a separate company.

6.  WHAT IS THE SIGNIFICANCE OF THE 1997 TAX RELIEF ACT?

   Without the enactment of the 1997 Tax Relief Act (1997 Tax Act), the Partnership would have been treated as a corporation for federal income tax purposes beginning January 1, 1998. This would have created a significant annual tax obligation. The 1997 Tax Act made it possible to keep partnership tax status (in return for payment of a new 3 1/2% tax on gross income), which results in a Partnership tax obligation that is much less than that of a corporation. In the third quarter of 1997, the Partnership recognized a $13.8 million gain (which is a non-taxable item) associated with this law change. The Partnership had earlier set up a reserve account to be used for payment of future corporate taxes. The law change permitted the Partnership to eliminate most of its deferred tax liability account.

   Based on the advice of tax counsel, the Partnership believes it will continue to be taxed as a partnership after the merger with CBHI. Thus, following the merger, CBHI's income from operations will not be subject to corporate level tax, although it will incur the new 3 1/2% tax on gross income. The Partnership hopes that its present unitholders will be able to share in the resulting increased cash flow from Homes' operations. It should also be possible in the future to acquire new real estate assets for either agricultural or development purposes, without losing partnership tax status.

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   The Partnership believes it has a unique tax structure and, in particular, a structure that is ideally suited for acquiring, owning, and selling real estate.

7.  ARE THERE ANY CHANGES PLANNED FOR THE CBHI BUSINESSES?

   Yes, CBHI is expected to phase out of the homebuilding business after the merger. The Partnership intends to market the CBHI properties to commercial developers and merchant homebuilders, rather than build homes in the projects itself. Management believes this strategy will reduce the capital requirements of CBHI, and allow the Partnership to more quickly realize the value of the CBHI properties. This strategy should also position the combined company for new acquisitions as a master land and community developer.

8.  WHO WILL MANAGE THE COMBINED COMPANY AFTER THE MERGER?

   The existing management of the Partnership will continue after the merger. John W.A. Buyers will be Chairman of the Managing Partner's Board of Directors, Kent T. Lucien will be its President and Chief Executive Officer and a member of the Board; and Gregory A. Sprecher will be Senior Vice President and Chief Financial Officer. In addition, Seth A. Bakes, who is President of CBHI, will continue as President of the Partnership's Land Division and will be a member of the Board. Also, James H. Case, Esq. and Ralph C. Hook will continue as directors and members of the Conflicts Committee. David A. Heenan and Paul C.T. Loo will also join the Board (and Mr. Heenan will become a member of the Conflicts Committee). James S. Andrasick will no longer serve on the Board.

These questions and answers are first being mailed to unitholders on or about May 26, 1998.

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